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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 13D Under the Securities Exchange Act of 1934
(Amendment No. 1)

etrials Worldwide, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

29786P103
(CUSIP Number)

James W. Clark, Jr.
Clark Financial Group, LLC
1222 The Preserve Trail
Chapel Hill, NC 27517
Tel. (919) 741-8775

with a copy to:

Stephen P. Wink, Esq.
Cahill/Wink LLP
5 Penn Plaza
23rd Floor
New York, NY 10001
(646) 378-2105

(Name, Address and Telephone Number of Persons Authorized to Receive Notices and Communications)

October 7, 2008
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  [ ]

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See ss. §240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	James W. Clark, Jr.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	PF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	USA
NUMBER OF SHARES	7	SOLE VOTING POWER:	305,783
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	90,000
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	305,783
PERSON WITH	10	SHARED DISPOSITIVE POWER:	90,000
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 395,783
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 3.5%
14		TYPE OF REPORTING PERSON:	IN

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	Fred F. Nazem

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	PF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	USA
NUMBER OF SHARES	7	SOLE VOTING POWER:	454,506
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	0
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	454,506
PERSON WITH	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 454,506
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 4.1%
14		TYPE OF REPORTING PERSON:	IN

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	Peter L. Coker

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	PF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	USA
NUMBER OF SHARES	7	SOLE VOTING POWER:	340,553
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	0
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	340,553
PERSON WITH	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 340,553
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 3.0%
14		TYPE OF REPORTING PERSON:	IN

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	John K. Cline

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	PF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	USA
NUMBER OF SHARES	7	SOLE VOTING POWER:	86,862
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	0
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	86,862
PERSON WITH	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 86,862
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.8%
14		TYPE OF REPORTING PERSON:	IN

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	Wesley D. Kremer

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	PF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	USA
NUMBER OF SHARES	7	SOLE VOTING POWER:	33,479
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	0
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	33,479
PERSON WITH	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 33,479
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.3%
14		TYPE OF REPORTING PERSON:	IN

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	James J. Conklin

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	PF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	USA
NUMBER OF SHARES	7	SOLE VOTING POWER:	15,509
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	0
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	15,509
PERSON WITH	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 15,509
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.1%
14		TYPE OF REPORTING PERSON:	IN

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	Thomas Davis

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	PF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	USA
NUMBER OF SHARES	7	SOLE VOTING POWER:	29,083
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	0
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	29,083
PERSON WITH	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 29,083
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.3%
14		TYPE OF REPORTING PERSON:	IN

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	John A. Fahlberg

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	PF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	USA
NUMBER OF SHARES	7	SOLE VOTING POWER:	24,309
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	0
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	24,309
PERSON WITH	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 24,309
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.2%
14		TYPE OF REPORTING PERSON:	IN

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	Scott Fitzgerald

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	PF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	USA
NUMBER OF SHARES	7	SOLE VOTING POWER:	35,238
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	0
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	35,238
PERSON WITH	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 35,238
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.3%
14		TYPE OF REPORTING PERSON:	IN

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	Quinter, Inc.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	WC
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	North Carolina
NUMBER OF SHARES	7	SOLE VOTING POWER:	0
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	35,238
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	0
PERSON WITH	10	SHARED DISPOSITIVE POWER:	35,238
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 35,238
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.3%
14		TYPE OF REPORTING PERSON:	CO

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	Rodney Long

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	PF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	USA
NUMBER OF SHARES	7	SOLE VOTING POWER:	30,543
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	0
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	30,543
PERSON WITH	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 30,543
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.3%
14		TYPE OF REPORTING PERSON:	IN

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	David Long

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	PF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	USA
NUMBER OF SHARES	7	SOLE VOTING POWER:	30,543
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	0
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	30,543
PERSON WITH	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 30,543
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.3%
14		TYPE OF REPORTING PERSON:	IN

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	Broadlawn Capital, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	WC
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER:	518,000
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	0
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	518,000
PERSON WITH	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 518,000
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 4.7%
14		TYPE OF REPORTING PERSON:	OO

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	Broadlawn Master Fund, Ltd.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	WC
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	Cayman Islands
NUMBER OF SHARES	7	SOLE VOTING POWER:	0
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	215,000
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	0
PERSON WITH	10	SHARED DISPOSITIVE POWER:	215,000
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 215,000
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 2.0%
14		TYPE OF REPORTING PERSON:	OO

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	Block Capital Master Fund, LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	WC
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	Cayman Islands
NUMBER OF SHARES	7	SOLE VOTING POWER:	0
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	303,000
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	0
PERSON WITH	10	SHARED DISPOSITIVE POWER:	303,000
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 303,000
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 2.8%
14		TYPE OF REPORTING PERSON:	PN

CUSIP No. 29786P103		13D

1		NAME OF REPORTING PERSONS:	Scott Nussbaum

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [x]
3		SEC USE ONLY
4	SOURCE OF FUNDS:	PF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	[_]

6		CITIZENSHIP OR PLACE OF ORGANIZATION:	USA
NUMBER OF SHARES	7	SOLE VOTING POWER:	35,000
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER:	0
EACH REPORTING	9	SOLE DISPOSITIVE POWER:	35,000
PERSON WITH	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 35,000
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:	[_]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.3%
14		TYPE OF REPORTING PERSON:	IN

This Amendment No. 1 amends the Schedule 13D filed July 25, 2008 (the “Schedule 13D”), and is filed by James W. Clark, Jr., an individual (“Mr. Clark”), Fred F. Nazem, an individual (“Mr. Nazem”), Peter L. Coker, an individual (“Mr. Coker”), John K. Cline, an individual (“Mr. Cline”), Wesley D. Kremer, an individual (“Mr. Kremer”), James J. Conklin, an individual (“Mr. Conklin”), Thomas Davis, an individual (“Mr. Davis”), John A. Fahlberg, an individual (“Mr. Fahlberg”), Scott Fitzgerald, an individual (“Mr. Fitzgerald”), Quinter, Inc., a North Carolina corporation (“Quinter”), Rodney Long, an individual (“Mr. RLong”), David Long, an individual (“Mr. DLong”), Broadlawn Capital, LLC, a Delaware limited liability company (“Broadlawn Capital”), Broadlawn Master Fund, Ltd., a Cayman Islands company (“Broadlawn Master”), Block Capital Master Fund, LP, a Cayman Islands limited partnership (“Block Capital”), and Scott Nussbaum, an individual (“Mr. Nussbaum” and, collectively with Mr. Clark, Mr. Nazem, Mr. Coker, Mr. Cline, Mr. Kremer, Mr. Conklin, Mr. Davis, Mr. Fahlberg, Mr. Fitzgerald, Quinter, Mr. RLong, Mr. DLong, Broadlawn Capital, Broadlawn Master and Block Capital, the “Reporting Persons”), with respect to the common stock, $0.0001 par value per share (the “Common Stock”), of etrials Worldwide, Inc. (the “Issuer”).  This Amendment No. 1 reflects the dissolution of any group, to the extent one is deemed to exist, consisting of all of the Reporting Persons.  Capitalized terms used herein but not defined herein shall have the meanings attributed to them in the Schedule 13D.

Item 4.           Purpose of Transaction.

Item 4 of the Schedule 13D is supplemented as follows:

On October 7, 2008, the Reporting Persons sent to Issuer the letter attached to this Amendment No. 1 as Exhibit 1 which, among other things, informed the Issuer that due to the Issuer’s actions in response to discussions with the Reporting Persons, the Reporting Persons were dissolving any group that may have been deemed to exist among the Reporting Persons for purposes of the Securities Exchange Act of 1934, as amended.

As of October 7, 2008, any group that may have been deemed to exit consisting of the Reporting Persons is now dissolved and each of the Reporting Persons disclaims membership thereof.

Item 5.                   Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is supplemented as follows:

The responses of the Reporting Persons to Item 4 above and Rows (7) through (13) of the cover pages of this Amendment No. 1 are incorporated herein by reference.  As a result of the dissolution of any group that may have been deemed to exist among the Reporting Persons, none of the Reporting Persons are the beneficial owners (as defined in Rule 13d-3) of more than five percent (5%) of the outstanding shares of Common Stock.

Item 7.                    Material to be Filed as Exhibits.

1.	Letter to Issuer, dated October 6, 2008.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 7, 2008

/s/ Fred F. Nazem
Fred F. Nazem

/s/ Peter L. Coker
Peter L. Coker

/s/ James W. Clark, Jr.
James W. Clark, Jr.

/s/ John K. Cline
John K. Cline

/s/ Wesley D. Kremer
Wesley D. Kremer

/s/ James J. Conklin
James J. Conklin

/s/ Thomas Davis
Thomas Davis

/s/ John A. Fahlberg
John A. Fahlberg

/s/ Rodney Long
Rodney Long

/s/ David Long
David Long

/s/ Scott Nussbaum
Scott Nussbaum

/s/ Scott Fitzgerald
Scott Fitzgerald

QUINTER, INC.

By: /s/ S. Scott Fitzgerald
Name: S. Scott Fitzgerald
Title: Vice President

BROADLAWN CAPITAL, LLC

By: /s/ Jon Bloom
Name: Jon Bloom
Title: Managing Partner

BROADLAWN MASTER FUND, LTD.

By: /s/ Jon Bloom
Name: Jon Bloom
Title: Managing Partner

BLOCK CAPITAL MASTER FUND, LP

By: /s/ Scott Nussbaum
Name: Scott Nussbaum
Title: Principal